Pricing Supplement dated February 23, 2021
(To the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019, the Underlying
Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)
Filed Pursuant to Rule 424(b)(2) Registration No. 333—232144
$997,000 Buffered Fixed Coupon Notes due February 28, 2023 Linked to the Performance of the Russell 2000® Index Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 23, 2021
Issue Date:	February 26, 2021
Final Valuation Date:*	February 23, 2023
Maturity Date:*	February 28, 2023
Reference Asset:	The Russell 2000® Index (Bloomberg ticker symbol “RTY <Index>”)
Coupon Payments:	$8.50 per $1,000 principal amount Note, which is 0.85% of the principal amount per Note (based on 3.40% per annum rate), payable on each Coupon Payment Date
Coupon Payment Dates:**	The 26th calendar day of each February, May, August, and November during the term of the Notes, beginning in May 2021 and ending on and including the Maturity Date.
Buffer Percentage:	10.00%
Initial Value:	2,231.31, the Closing Value of the Reference Asset on the Initial Valuation Date
Buffer Value:	2,008.18, 90.00% of the Initial Value (rounded to two decimal places)
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Reference Asset Return:	The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows: Final Value — Initial Value Initial Value
Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to the final Coupon Payment) determined as follows:
■
If the Final Value of the Reference Asset is greater than or equal to the Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note
■
If the Final Value of the Reference Asset is less than the Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Reference Asset + Buffer Percentage)]
If the Final Value of the Reference Asset is less than the Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes at maturity (not including the Coupon Payments on the Notes).
Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS—4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	2.83%	97.17%
Total	$997,000	$997,000	$27,655	$969,345
(1)
Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $971.70 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $947.90 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS—5 of this pricing supplement.

(3)
Barclays Capital Inc. will receive commissions from the Issuer of up to $28.30 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to Issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s commission per Note of 2.83%. The total agent’s commission and total proceeds to issuer shown above give effect to the actual amount of the variable Agent’s commission.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S—7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS—8 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Closing Value:
The term “Closing Value” means the closing level of the Reference Asset, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places

Tax Allocation of the Coupon Payments:	Deposit Income: 0.55% per annum Put Premium: 2.85% per annum
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748E5A7 / US06748E5A79
*    Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement
**  If such day is not a business day, the relevant Coupon Payment will be paid on the next following business day with the same force and effect. No interest will accrue as a result of any delayed payment.
PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm
●	Prospectus Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm
●	Underlying Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm
●	Prospectus Supplement Addendum dated February 18, 2021:
http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us,” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS—8 of this pricing supplement.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
●
You understand and accept that you will not participate in any appreciation of the Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Coupon Payments paid on the Notes.

●
You anticipate that the Final Value of the Reference Asset will be greater than or equal to the Buffer Value and you accept the risk that, if it is not, you may lose up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

●
You can tolerate a loss of a significant portion of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Reference Asset.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Asset.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of a Reference Asset or any securities to which a Reference Asset provides exposure, nor will you have any voting rights with respect to a Reference Asset or any securities to which a Reference Asset provides exposure.

●	You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be a suitable investment for you if any of the following statements are true:
●
You do not anticipate that the Final Value of the Reference Asset will be greater than or equal to the Buffer Value and/or you are unwilling or unable to accept the risk that, if it is not, you will up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

●	You seek an investment that participates in the full appreciation of the Reference Asset rather than an investment with a return that is limited to the Coupon Payments paid on the Notes.
●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to a Reference Asset or any securities to which a Reference Asset provides exposure.
●	You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.
ADDITIONAL TERMS OF THE NOTES
The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
PS—6

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following examples demonstrate the hypothetical payment at maturity under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	Hypothetical Initial Value: 100.00*
■	Hypothetical Buffer Value: 90.00 (90.00% of the hypothetical Initial Value set forth above)*
*     The hypothetical Initial Value of 100.00 and the hypothetical Buffer Value of 90.00 have been chosen for illustrative purposes only. The actual Initial Value and Buffer Value are as set forth on the cover of this pricing supplement.
Final Value	Reference Asset Return	Payment at Maturity(1)	Total Return on Notes (Including the Coupon Payments)
150.00	50.00%	$1,000.00	6.80%
140.00	40.00%	$1,000.00	6.80%
130.00	30.00%	$1,000.00	6.80%
120.00	20.00%	$1,000.00	6.80%
110.00	10.00%	$1,000.00	6.80%
105.00	5.00%	$1,000.00	6.80%
100.00	0.00%	$1,000.00	6.80%
90.00	-10.00%	$1,000.00	6.80%
80.00	-20.00%	$900.00	-3.20%
70.00	-30.00%	$800.00	-13.20%
60.00	-40.00%	$700.00	-23.20%
50.00	-50.00%	$600.00	-33.20%
40.00	-60.00%	$500.00	-43.20%
30.00	-70.00%	$400.00	-53.20%
20.00	-80.00%	$300.00	-63.20%
10.00	-90.00%	$200.00	-73.20%
0.00	-100.00%	$100.00	-83.20%
(1)  per $1,000 principal amount Note, excluding the final Coupon Payment
The following examples illustrate how the total returns set forth in the table above are calculated:
Example 1: The Final Value of the Reference Asset is 120.00.
Because the Final Value of the Reference Asset is greater than or equal to the Buffer Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note, plus the final Coupon Payment on the Notes.
The total return on investment of the Notes, including the Coupon Payments is 6.80%, the maximum possible return on the Notes.
Example 2: The Final Value of the Reference Asset is 90.00.
Because the Final Value of the Reference Asset is greater than or equal to the Buffer Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold, plus the final Coupon Payments on the Notes.
The total return on investment of the Notes, including the Coupon Payments is 6.80%, the maximum possible return on the Notes.
Example 3: The Final Value of the Reference Asset is 70.00.
Because the Final Value of the Reference Asset is less than the Buffer Value, you will receive a payment at maturity of $800.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on your Notes), calculated as follows
$1,000 + [$1,000 × (Reference Asset Return of the Reference Asset + Buffer Percentage)]
$1,000 + [$1,000 × (-30.00% + 10.00%)] = $800.00
The total return on investment of the Notes, including the Coupon Payments is -13.20%.
Example 4: The Final Value of the Reference Asset is 30.00.
Because the Final Value of the Reference Asset is less than the Buffer Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on your Notes), calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Reference Asset + Buffer Percentage)]
$1,000 + [$1,000 × (-70.00% + 10.00%)] = $400.00
The total return on investment of the Notes is —53.20%.
PS—7

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or its components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Value of the Reference Asset is less than the Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

●
Potential Return is Limited to the Coupon Payments on the Notes, and You Will Not Participate in Any Appreciation of The Reference Asset—The positive return on the Notes is limited to the Coupon Payments payable during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset, which may be significant, and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset has appreciated over the term of the Notes.

●
The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Asset. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Asset been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that the value of a Reference Asset will decline such that the Final Value of the Reference Asset will be less than the Buffer Value.

Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some of your principal at maturity for the reasons described above.
●
The Payment at Maturity of Your Notes is Based Solely on the Closing Value of the Reference Asset on the Final Valuation Date—The Final Value will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date. Accordingly, if the value of the Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop.

●
Owning the Notes is Not the Same as Owning A Reference Asset or Any Securities to which A Reference Asset Provides Exposure—The return on the Notes may not reflect the return you would realize if you actually owned a Reference Asset or any securities to which a Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of a Reference Asset or any securities to which a Reference Asset provides exposure may have.

●	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.
Risks Relating to the Issuer
●
Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the

PS—8

U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Reference Asset
●
Adjustments to Any Reference Asset Could Adversely Affect the Value of the Notes—The sponsor of any Reference Asset may add, delete, substitute or adjust the securities composing that Reference Asset or make other methodological changes to that Reference Asset that could affect their value. The Calculation Agent will calculate the value to be used as the Closing Value of that Reference Asset in the event of certain material changes in or modifications to that Reference Asset. In addition, the sponsor of any Reference Asset may also discontinue or suspend calculation or publication of that Reference Asset at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to any Reference Asset or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Reference Asset. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●
The Reference Asset Reflects the Price Return of the Securities Composing the Reference Asset, Not the Total Return—The return on the Notes is based on the performance of the Reference Asset, which reflects changes in the market prices of the securities composing the Reference Asset. The Reference Asset is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Reference Asset. Accordingly, the return on the Notes will not include such as total return feature.

●
Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The value of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

●
The Notes Are Subject to Risks Associated with Small Capitalization Stocks—The Reference Asset tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Reference Asset may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest
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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset or its components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any value of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference
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Asset, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Asset or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Asset or the components of the Reference Asset, if any;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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INFORMATION REGARDING THE REFERENCE ASSET
The Reference Asset measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.
Historical Performance of the Reference Asset
The graph below sets forth the historical performance of the Reference Asset based on the daily Closing Value from January 4, 2016 through February 23, 2021. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Russell 2000® Index

2,500
2,000
1,500
1,000
500
0
Closing Level
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Reference Asset, secured by a cash deposit equal to the initial issue price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final coupon payment—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final coupon payment—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment).
There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.
The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:
Coupon Payment rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
3.40%	0.55%	2.85%
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SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 3, 2020, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 3, 2020, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 3, 2020, which has been filed as an exhibit to the report on Form 6-K referred to above.
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